Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136394

$400,000,000

5.500% First and Refunding Mortgage Bonds, Series 2008B, Due 2018

SUMMARY OF TERMS

Security:	5.500 % First and Refunding Mortgage Bonds, Series 2008B, Due 2018

Issuer:	Southern California Edison Company (“SCE”, or the “Company”)

Principal Amount:	$400,000,000

Ratings of Securities:	A2/A/A+ (Moody’s / S&P/ Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 11, 2008

Settlement Date:	August 18, 2008 (T+5)

Maturity:	August 15, 2018

Benchmark US Treasury:	4.00% due 2018

Benchmark US Treasury yield:	4.025%

Spread to Benchmark US Treasury:	+155 bps

Reoffer Yield:	5.575%

Coupon:	5.500%

Coupon Payment Dates:	February 15 and August 15

First Coupon Payment Date:	February 15, 2009

Public Offering Price:	99.432%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of T+25 bps

CUSIP/ISIN:	842400 FJ7 / US842400FJ70

Joint Book-running Managers:	Credit Suisse Securities (USA) LLC (“Credit Suisse”) Greenwich Capital Markets, Inc. (“RBS Greenwich Capital”) Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”)

Senior Co-managers:	Banc of America Securities LLC Deutsche Bank Securities Goldman, Sachs & Co.

Junior Co-managers:	CastleOak Securities, L.P. Ramirez & Co., Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037 (toll free) for Credit Suisse, by calling 1-866-500-5408 (toll free) for Merrill Lynch, or by calling 1-866-884-2071 (toll free) for RBS Greenwich Capital.